Exhibit 10.1

FIRST AMENDMENT TO OPTION AGREEMENT

This First Amendment to Option Agreement (“First Amendment”), dated as of  August 29,  2008, is by and between TexCal Energy South Texas, L.P. whose address is 1021 Main Street, Suite 2500, Houston, Texas 77002 (“Optionor”), and Denbury Onshore, LLC, whose address is 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024 (“Optionee”).  Optionor and Optionee are sometimes together referred to herein as “Parties”.

WHEREAS, Optionor and Optionee entered into that certain Option Agreement dated November 1, 2006 (the “Option Agreement”) pursuant to which Optionor granted Optionee an Option to Purchase certain Assets, as defined in the Option Agreement;

WHEREAS, Optionee has advised Optionor that it will elect to exercise the Option to Purchase subject to the agreement of Optionor to amend the Option Agreement as requested by Optionee; and

WHEREAS, Optionor is agreeable to the amendments proposed by Optionee as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Section 1.                                            Defined Terms.Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Option Agreement.

Section 2.                                            Option Exercise.

Optionee hereby exercises its Option to Purchase the Assets, and accordingly, pursuant to the provisions of Section 2.4 of the Option Agreement, hereby delivers to Optionor the attached Option Exercise Notice in the form of Exhibit “G” to the Option Agreement.  The Exercise Effective Time shall be 7:00 a.m. Central Standard Time on January 1, 2009.

Section 3.                                            Amendments.  The Option Agreement is hereby amended as follows:

(a)                                            Section 2.7 is amended and restated to read in its entirety as follows:

2.7                      Development Plan and Capital Expenditure Commitment.

(a)                                                        In the event Optionee exercises its option to purchase the Assets, Optionee shall (i) prior to June 30, 2009, submit to Optionor a development plan for the CO2 flood of the West Hastings Unit (the “Development Plan”), which plan shall include various milestones including completion of a pipeline connecting the Jackson Dome Field in Mississippi to the Hastings Field via Donaldsonville, Louisiana, or other pipeline or alternative delivery system that would result in a lower CO2 cost to the Hastings Field, a framework for spending the Required Cumulative Capital Expenditure Amounts, and the commencement of CO2 injection in the West Hastings Unit and (ii) commit to spend one hundred seventy-eight million six hundred seventy four thousand dollars ($178,674,000.00) of cumulative capital expenditures (the “Required Cumulative Capital Expenditure Amounts”) as outlined in the Development Plan for field development and facilities for enhanced production operations in the West Hastings Unit.  Optionee shall spend the Required Cumulative Capital Expenditures Amounts on or before the Commitment Dates set forth below:

“Commitment Date” By end of Calendar Year	“Required Cumulative Capital Expenditure Amount”

2010	$26,801,000
2011	$71,469,000
2012	$107,204,000
2013	$142,939,000
2014	$178,674,000

If the Optionee spends in excess of one hundred seventy-eight million six hundred seventy four thousand dollars ($178,674,000.00) prior to the end of 2014, the development obligation has been fulfilled.

(b)                                             In the event Optionee fails to spend the Required Cumulative Capital Expenditure Amount by the Commitment Dates set forth in (a) above, Optionee shall pay Optionor a cash payment equal to ten percent, (10.0%) of the difference between (i) the Required Cumulative Capital Expenditure Amount for the applicable Commitment Date and (ii) the cumulative capital expenditures actually expended by Optionee from the Exercise Effective Time through such applicable Commitment Date (hereinafter referred to as the “Shortage Payment”).   Said Shortage Payment shall be paid by Optionee to Optionor within thirty (30) days after each Commitment Date.

(c)                                  If Optionee is not injecting at least an average of 50 mmcf/day of CO2 (total of purchased plus recycled) in the West Hastings Unit (“Minimum Injection Rate”), which gas shall be delivered to the Hastings Field via the Donaldsonville to Hastings pipeline or other pipeline or alternative delivery system that would result  in a lower CO2 cost to the Hastings Field, for the 90 day period preceding January 1, 2013, Optionee shall, within 30 days of such date, either

(i) relinquish its rights to initiate (or continue) tertiary operations and reassign to Optionor all Assets previously assigned to Optionee, for the value of such Assets at that time based on the methodology outlined in Section 2.5, except the NPV discount rate described in Section 2.5(b)(i)(4) shall be twenty percent (20%) rather than ten percent (10%), or (ii) begin making additional Shortage Payments to Optionor in an amount equal to twenty million dollars ($20,000,000.00) less Shortage Payments paid pursuant to Section 2.7(b) for the calendar year ending December 31, 2012, and thirty million dollars ($30,000,000.00) less Shortage Payments paid pursuant to Section 2.7(b) for each subsequent calendar year  until the CO2 injection in the Hasting Field equals or exceeds the Minimum Injection Rate.  If Optionee elects to relinquish its rights as set forth herein and Optionor accepts such relinquishment, Optionee shall have no further rights or obligations with respect to the Assets.  Notwithstanding the relinquishment option described in this Section 2.7(c),  Optionor shall have the option to reject such relinquishment, in which case Optionee shall retain the Assets and the Shortage Payment shall be deemed waived for that year and the Minimum Injection Rate requirement will be deferred until the next anniversary of the Exercise Effective Time.

Section 4.                                            Amendment and Ratification.

Upon the execution hereof, this First Amendment shall be deemed to be an amendment to the Option Agreement, and the Option Agreement, as modified hereby, is hereby ratified, approved and confirmed to be in full force and effect in each and every respect.

(signatures on following page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TEXCAL ENERGY SOUTH TEXAS, L.P.

By: TEXCAL ENERGY (GP) LLC.

By:	/s/ Timothy M. Marquez
Timothy M. Marquez
Chief Executive Officer

DENBURY ONSHORE, LLC

By:	/s/ H. Raymond Dubuisson
H. Raymond Dubuisson
Vice President-Land